Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-25136) pertaining to the First Midwest Bancorp, Inc. Savings and Profit Sharing Plan of First Midwest Bancorp, Inc. of our report dated June 29, 2010, with respect to the financial statements and schedule of the First Midwest Bancorp, Inc. Savings and Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP
Chicago, Illinois
June 29, 2010